Exhibit 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A of our independent auditors’ dated April 23, 2018, except for the paragraphs in Note 2, for which the date is August 15, 2018, on our audit related to the financial statements of Hylete, Inc. which comprise the balance sheets as of December 31, 2017 and 2016, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

Very truly yours,

/s/ dbbmckennon

San Diego, California

August 15, 2018